Exhibit 99.1

First Mariner Bancorp reaches agreement to sell Mariner Finance

Proceeds to increase capital ratios of First Mariner Bank subsidiary

Baltimore, MD (10/13/2009) – First Mariner Bancorp (NASDAQ:  FMAR) announced today that it has reached an agreement to sell its consumer finance company subsidiary, Mariner Finance, LLC, for a purchase price of approximately $10.5 million. The transaction is expected to close by December 15, 2009.

First Mariner Bancorp entered into a Contribution and Joint Venture Agreement with MF Holdco, LLC, a newly formed Delaware limited liability company sponsored by Milestone Partners, a middle market private equity firm. First Mariner will contribute all of its equity interest in Mariner Finance to MF Raven Holdings, Inc., a newly formed Delaware corporation in exchange for 5% of that corporation’s common stock, valued at $675,000, and approximately $9.825 million in cash.  Under terms of the agreement, approximately $8.775 million will be paid to First Mariner at closing, and an additional $1.05 million will be placed in an escrow account, with one-half of the funds distributed to First Mariner after the final determination of Mariner Finance’s closing net assets, and the remainder distributed 18 months after the closing.  The amounts distributed from escrow may be reduced to satisfy indemnification claims against First Mariner under the agreement.

The proceeds of the sale will be used to increase the capital reserves of First Mariner Bancorp’s wholly owned First Mariner Bank. The bank consented to an FDIC order issued September 18, 2009 to achieve and maintain a Tier 1 Leverage Capital ratio of at least 7.5% and a Total Risk-Based Capital ratio of at least 11% within the next nine months.

“The sale of Mariner Finance is a first and major step in increasing First Mariner Bank’s capital as required to meet the FDIC’s specified ratios. This transaction will bring our risk based capital ratio close to 10% and we are currently executing other portions of our plans to fulfill the remainder of our capital requirement,” said Edwin F. Hale Sr., Chairman and CEO of First Mariner Bancorp. Hale said the Bank continues to pursue plans to increase its capitalization through a combination of capital raising efforts in public and private markets and balance sheet management.

“The sale of Mariner Finance is one part of our comprehensive strategy to narrow our focus on First Mariner Bank’s enormous opportunities as Baltimore’s largest remaining independent bank,” Hale continued.   “We are evaluating how to maximize opportunities within our delivery network, both brick-and-mortar, online and mobile and we are focusing on the alignment of our product mix with the needs of the Baltimore market, including increasing the volume of non-real-estate-secured commercial lending.”

Mariner Finance, LLC will continue to operate with no significant changes to its management, staff, products or locations. Mariner Finance, LLC will continue to operate under its current name, its headquarters will remain in Baltimore, and its customers and vendors should not be affected as a result of the sale. Janney Montgomery Scott served as the financial advisor for First Mariner Bancorp and Mariner Finance, LLC.

The closing of the transaction is subject to numerous conditions, including, without limitation, that the parties obtain consents and approvals from Mariner Finance’s lenders and from certain governmental agencies that license and supervise Mariner Finance.  Accordingly, there can be no assurance that the closing will occur when expected, if at all.

First Mainer Bancorp believes that its consolidated results for the fiscal quarter in which the transaction closes will reflect a pretax loss of approximately $10 million relating to the sale of Mariner Finance, LLC, as the Company has a higher recorded basis in Mariner Finance than the purchase price. The sale of Mariner Finance will not, however, result in any current gain or loss for federal income tax purposes.  The Company anticipates that any deferred income tax benefit that results from the sale will be assigned a full valuation allowance.

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This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate”, “estimate”, “should”, “expect”, “believe”, “intend” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First Mariner Bancorp files with the Securities and Exchange Commission entitled “Risk Factors”.